Exhibit (g)(2)

AMENDMENT TO AMENDED, RESTATED AND CONSOLIDATED

CUSTODIAN AGREEMENT

Amendment dated May 25, 2010, to the Amended, Restated and Consolidated Custodian Agreement (the “Consolidated Agreement”), dated as of January 1, 2008, by and among each open-end management investment company identified on Appendix A of the Consolidated Agreement, and State Street Bank and Trust Company (the “Custodian”). This Amendment is effective only with respect to the MassMutual Premier Funds and MML Series Investment Fund II (each a “Fund”) on behalf of their individual series listed on Appendix A of the Consolidated Agreement (as such Appendix A may be amended from time to time).

WHEREAS the Custodian serves as the custodian of each Fund’s assets pursuant to the Consolidated Agreement;

WHEREAS the Funds may appoint one or more banks identified on Exhibit A to this Amendment, as amended from time to time, to serve as co-custodians for the Funds (each, a “Repo Custodian”) for the limited purpose of the Funds engaging in tri-party repurchase agreement transactions (“Tri-Party Repos”);

WHEREAS the Funds may direct the Custodian to make “free delivery” to one or more Repo Custodians of cash or other assets maintained in custody by the Custodian for the Funds pursuant to the Consolidated Agreement for purposes of engaging in Tri-Party Repos; and

WHEREAS the Custodian and the Funds desire to amend the Consolidated Agreement to permit the Custodian to make “free delivery” of cash and other assets of the Funds to Repo Custodians from time to time;

NOW THEREFORE, the Custodian and the Fund hereby agree to amend the Consolidated Agreement by adding the following provisions thereto:

1. Notwithstanding anything to the contrary in the Consolidated Agreement, upon receipt of Proper Instructions (as defined in the Consolidated Agreement), the Custodian shall deliver cash and/or other assets of the Funds to any account or accounts maintained for the Funds by a Repo Custodian listed on Exhibit A attached hereto, which delivery may be made without contemporaneous receipt by the Custodian of cash or other assets in exchange therefor. Upon such delivery of cash or other assets in accordance with such Proper Instructions, the Custodian shall have no further responsibility or obligation to the Funds as a custodian of the Funds with respect to the cash or assets so delivered, except to keep records regarding the delivery of such cash or assets to such Repo Custodian. In preparing reports of monies received or paid out of the Fund or of assets comprising the Fund, the Custodian shall be entitled to rely upon information received from time to time from the Repo Custodian and shall not be responsible for the accuracy or completeness of such information included in the Custodian’s reports until such assets are received by the Custodian.

2. The Funds may amend Exhibit A of this Amendment from time to time to add or delete a Repo Custodian or to change the identification of the account by a Repo Custodian for the Funds by delivering Special Instructions (as defined herein) to the Custodian. The term “Special Instructions” shall mean written instructions executed by at least two officers of the Funds holding the office of Vice President or higher.

3. In all other respects, the Consolidated Agreement is hereby ratified and confirmed and remains in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this amendment to be executed by their respective officers thereunto duly authorized as of the day and year first written above.

STATE STREET BANK AND TRUST COMPANY

By: /s/ Michael F. Rogers
Name: Michael F. Rogers
Title: Executive Vice President

MML SERIES INVESTMENT FUND II

By: /s/ Nicholas Palmerino
Name: Nicholas Palmerino
Title: CFO and Treasurer

MASSMUTUAL PREMIER FUNDS

By: /s/ Nicholas Palmerino
Name: Nicholas Palmerino
Title: CFO and Treasurer

EXHIBIT A

Dated: May 25, 2010

to

Amendment dated May 25, 2010, to

Amended, Restated and Consolidated Custodian Agreement

between

State Street Bank and Trust Company and

each MassMutual open-end management investment company

identified on Appendix A of the Custodian Agreement

TRI-PARTY REPO CUSTODIAN BANKS

J.P. Morgan Chase Bank, N.A.

The Bank of New York Mellon

Authorized Signatures:

By: /s/ Eric Wietsma		By: /s/ Nicholas Palmerino
Eric Wietsma		Nicholas Palmerino
Title: President		Title: CFO & Treasurer

Date:	May 25, 2010	Date: May 25, 2010

3